Exhibit 10.1
MEMORANDUM OF UNDERSTANDING
Among
Horizon Lines, LLC, Horizon Lines of Alaska, LLC and
APM Terminals North America Inc.
Horizon Lines, LLC (“HL”), Horizon Lines of Alaska, LLC (“HLA”) and APM Terminals North America Inc. (“APMT” or “Contractor”) hereby enter into this Memorandum of Understanding (“MOU”) as of January 27, 2010. HL and HLA may be referred to hereinafter collectively as “Carrier”. Carrier and Contractor may be referred to hereinafter individually as “Party” and collectively as “Parties”.
HL, HLA and APMT are parties to the Stevedoring and Terminal Services Agreement dated as of May 9, 2004, as amended by Amendment No. 1 dated as of December 12, 2004, and Amendment No. 2 dated as of November 30, 2006 (which may be referred to hereinafter as the “Agreement”).
The Parties hereby mutually agree:
This MOU is binding and enforceable between and among HL, HLA and Contractor, subject to any final agreement or Agreement amendment entered into between or among HL, HLA and Contractor. The terms and conditions of this MOU supersede and replace any prior or contemporaneous, oral or written, memorandum of understanding concerning the same subject matter as addressed herein. The terms and conditions of any final agreement or Agreement amendment will supersede the terms and conditions of this MOU in its entirety. The Parties intend to amend the Agreement according to the terms and conditions of this MOU, including the Term Sheet, TP1 agreement and rate schedules attached hereto, which are made a part of this MOU.
The effective date of this MOU will be January 1, 2010 (“Effective Date”). The Agreement as amended by this MOU shall remain in effect for a period of six consecutive years, that is, from the Effective Date through December 31, 2015. Carrier will have the option to extend the term beyond 2015 for an additional two years beginning January 1, 2016 at a Base Lift Rate and other financial consideration, if any, as reflected on the Term Sheet attached. Any additional options to extend the term are to be mutually agreed between the Parties.
The Agreement as amended by this MOU will apply to Jacksonville FL, Houston, TX, Los Angeles, CA, Tacoma, WA and Elizabeth, NJ. However, the Carrier may remove Elizabeth, NJ from the scope of the Agreement as amended by this MOU only if the Carrier relocates to a terminal location identified as outside the State of New York or New Jersey Terminal Territory as defined in the Agreement’s Exhibit A, Exclusive Terminals. With respect to the APMT Elizabeth terminal, APMT agrees:
•	To provide discounted proposed rates as per attached rate schedule to Carrier retroactively to January 1, 2010 if Carrier advises by April 1, 2010 that it will continue to call Elizabeth weekly for the remainder of the term of the Agreement in 2010 and if an extension is reached on the other four ports.
•	If Carrier advises after April 1, 2010 to continue to call Elizabeth through the term of the Agreement in 2010, then the new rates will be effective on the first of the month following notification by Carrier.

•	Should Carrier leaves and re-enters this Exclusive Terminal Territory (State of New York or New Jersey) at any time during the term of this Agreement or any extension to said Agreement, the Carrier will be obliged to call its vessels at APMT’s facility in Elizabeth, NJ at the proposed discounted rates as per the attached rate schedule and the agreed to performance standards.
Each of HL, HLA, and Contractor has executed this MOU below by its duly authorized representative.
CARRIER
Horizon Lines, LLC
By:  /s/ John V. Keenan
Name: John V. Keenan
Title: President
Date: February 24, 2010
Horizon Lines of Alaska, LLC
By:  /s/ John V. Keenan
Name: John V. Keenan
Title: President
Date: February 24, 2010
CONTRACTOR
APM Terminals North America Inc.
By: /s/ John E. Crowley
Name: John E. Crowley
Title: Senior Vice President
Date: February 23, 2010

TP1 Agreement
TP1 Service Exclusivity Termination Options. Horizon Lines (“Line”) currently operates its TP1 Service pursuant to an agreement with Maersk Line, which agreement is due to expire on or about December 10, 2010. As a result of these arrangements, the Line requires flexibility with respect to APMT’s (“Contractor”) exclusivity of this Agreement in Los Angeles and Tacoma (“Terminal”), and the Contractor and the Line have agreed to the following options with respect to the Contractor’s exclusivity under this Agreement:
1.1 First, between December 10, 2010 and December 31, 2010 (the “First Option Date”) the Line may move the TP1 service to a different container terminal facility without terminating this Agreement (the “First Option”), provided that (i) the Line has FMC filed and executed vessel sharing, space charter or similar agreement for its TP1 Service with an ocean common carrier who has a financial stake or existing, binding contractual commitment in a container facility in the port where the TP1 calls, and the Contractor and such carrier are unable to reach mutual agreement upon the terms and conditions pursuant to which the Contractor is willing to provide marine terminal and stevedoring services to such carrier, and (ii) the Line has delivered written notice of its election to exercise the First Option to the Contractor at least ninety (90) days prior to the First Option Date to the Contractor and (iii) the VSA or space charter carrier uses   *   .
1.2 Second, in the event that the Line has not otherwise exercised the First Option such that the Line continues operations at the Terminal after the First Option Date, the Line may on December 31, 2012 (the “Second Option Date”) move the TP1 Service to a different container terminal facility without terminating this Agreement (the “Second Option”), provided that in any such event, (i) the Line has FMC files and executed a vessel sharing, space charter or similar agreement for its TP1 Service with an ocean common carrier who has a financial stake or existing, binding contractual commitment in a container facility in the port where the TP1 calls, and the Contractor and such carrier are unable to reach mutual agreement upon the terms and conditions pursuant to which the Contractor is willing to provide marine terminal and stevedoring services to such carrier, and (ii) the Line has delivered written notice of its election to exercise the Second Option to the Contractor at least one hundred and eighty (180) days prior to the Second Option Date and (iii) the VSA or space charter carrier uses   *   .
1.3 Third, the Line may elect to postpone the exercise of the Second Option from December 31, 2012 to either December 31, 2013, or December 31, 2014, in its discretion, provided that it gives written notice of such election to the Contractor no later than the First Option Date.
In the event that the Line exercises any of the options set forth herein, the parties will agree upon a reasonable transition period for the orderly, efficient and smooth transfer of the Line’s operations to another container terminal and terminal services provider.
1.4 Should the Line exercise any of these options, the annual bonus payments as defined in this agreement, shall be   *   for each year that the TP1 does not call the Contractor’s facility through December 31, 2015 unless the Line has similar regular liner service as it does today at APMT Elizabeth facility.
1.5 Should the Line meet the obligations under 1.1 to 1.3, due to the ocean common carrier having a contractual obligation in a container facility in the port where the TP1 calls, the period of exclusivity will be reinstated upon the date of expiry of the space charter agreement with the Ocean Common Carrier.

HORIZON LINES — APM TERMINALS
TERM SHEET
General:
1.	Effective Date, Term and Extension
1.1.	Effective date to be January 1, 2010 through December 31, 2015 for a period of 6 consecutive years.
1.2.	This agreement covers Jacksonville, Florida, Houston, Texas, Los Angeles, California and Tacoma, Washington. If Horizon continues to call Elizabeth New Jersey then Elizabeth New Jersey will be covered under this agreement per attached rate agreements.
1.3.	This agreement will be an amendment and extension to the current contract.
1.4.	Horizon may elect to extend the agreement beyond the initial term for 1 option of 2 years each beginning January 1, 2016. Additional options to be mutually agreed.
1.5.	If the extension is exercised, all Base Lift Rates will * beginning on January 1, 2016. All other rates * allowed by contract. Bonuses will terminate on January 1, 2016.
1.6.	The term sheet is subject to the respective Board approvals and final agreements.
2.	Risk managers from both parties have concluded discussions and the agreed to revisions to the liability clause which are attached to this term sheet. The language will be included in the new Amendment.

3.	APMT will allocate shared costs on TP1 string between VSA partners provided that all carriers sign off on the agreed split of charges.

4.	Horizon’s exclusivity to use APMT facilities will to be limited to the regularly scheduled Jones Act services’ volume only and to exclude:
4.1.	One-time international moves for dry-dock positioning voyages or one time positioning voyages
4.2.	The TP1 vessel string as per separate attachment.
4.3.	New inter-coastal services provided that Horizon will use best efforts to use APMT facilities/services in ports where service calls. Also Horizon will only use another facility if required to obtain cargo from or deliver cargo to a specific carrier.
5.	APMT has the first right of refusal for stevedoring Horizon Line Vessels in North America at Common User facilities.

6.	Reefer Services:
6.1.	Once Horizon has a separate and distinct genset fleet, APMT will invoice Horizon for the exact fuel placed into gensets. Fuel price will be based on the average weekly rate posted on the following government web site (or similar website if this one no longer available).

Horizon will provide proper notice of change and allow sufficient time for APMT to put the procedural changes in place. APMT expects a 30 to 60 day advance notice with any change starting on the first of a calendar month.

http://tonto.eia.doe.gov/oog/info/gdu/gasdiesel.asp

6.2.	Reefer operational practices:
6.2.1.	Issue: The practice of mount and dismounting of all gensets.

•	In Jacksonville APMT provides this service today to the extent possible. Horizon is responsible for advising APMT of which chassis not to have gensets mounted or dismounted. APMT Jacksonville follows Horizon’s instruction to the extent feasible. There is no penalty if not matched.

•	Los Angeles will be able to start performing this service once Horizon has its own separate and distinct genset and chassis fleet.

•	Stringing charge of * man hours at the current M&R rate would apply where APMT keeps gensets mounted. ( * man hours in Jacksonville)

•	In order to match empty reefers coming off vessel to an under-slung genset chassis, the mechanics plug the reefer into the genset. If Horizon advises APMT which genset to string and subsequently requests unit to be unstring, then APMT will bill Horizon to perform action. APMT provides back up for the activity by supplying the genset number and container number.

•	In Jacksonville and Los Angeles, if a genset needs to be dismounted or serviced after receipt, then the drays, genset mount/dismount and grounding/mounting activities would be for Horizon’s account.

•	In Houston and Tacoma, this service is unavailable.

6.2.2.	Issue: Pairing reefers to chassis with gensets (as currently performed in JAX) from the ship or from the ground.

•	Jacksonville is the only location where this is feasible. This will be done to the extent possible, based on Horizon’s instructions and no penalty if not matched.

•	In Houston and Los Angeles, provided there is dedicated Horizon chassis and genset fleet, then to the best possible extent, APMT will arrange that reefer street turns (empty reefers entering the facility from the street) will be received (gated in) without dismounting gensets. These units would then be provided for customer export bookings. If a genset needs to be dismounted or genset, chassis or container serviced after received, then the drays, genset mount/dismount and grounding/mounting activities would be for Horizon’s account. Horizon will provide instructions to APMT as to which units not to dismount.

•	Horizon asked for further clarification and to form a working team to review process in Los Angeles.

•	There are options that may be available in other ports that will require further discussions.
7.	Both parties agree that APMT will not invoice Horizon for any service that is older than six months and has not been billed, and Horizon Lines will not request a refund or dispute an invoice that has been paid that is older than six months. Retroactive ILA or ILWU agreements and assessments are not included.

8.	Issue: Chassis flip charges in grounded locations.
•	Los Angeles today is mainly a wheeled operation for Horizon and Jacksonville is a wheeled operation so therefore flip charges will apply.

•	In Tacoma, the flip line is at Horizon Lines CFS and not done by APMT for trucker owned chassis.

•	APMT agrees at Houston facility, flips for hazardous containers staying on wheels are not billable.

•	Flip charges otherwise apply.

9.	APMT will work with Horizon Lines in providing asset management in 2011 as per 9.1 to 9.5 below if Horizon changes to a dedicated fleet of chassis and gensets. Provided Horizon has a dedicated fleet of chassis and/or gensets, Horizon would then need to have visibility to any/all gate transactions involving chassis and genset equipment to include bare chassis gate movements. Horizon will be required to provide APMT with a fleet file inclusive of all Horizon Line Chassis, Containers and Gensets.
9.1.	On terminal asset inventories.
System inventories for Horizon chassis designated as the owner chassis/gensets will be available through on line reports.

9.2.	As requested by Horizon genset inventories and reconciliation.

APMT can provide this on a man hour basis or at a mutually agreed to flat rate.

9.3.	As requested by Horizon chassis inventories and reconciliation.

APMT can provide this on a man hour basis or at a mutually agreed to flat rate.

9.4.	Defined deadline chassis process to ensure loaded and empty containers are mounted on road-worthy chassis.

This will be covered under the updated working procedures manuals.

9.5.	Defined process to identify and segregate deadlined chassis on the terminal.

If Chassis on receipt at terminal is determined to require service, the chassis will be put out of service. This will be covered under the updated working procedures manuals.
10.	Minimum contractual wheeled empty allocations for Los Angeles and Tacoma
10.1.	In Los Angeles, APMT will provide * empties on wheels ( * empty reefers and * empty 45’s)
10.2.	In Tacoma, in 2010, APMT agrees to provide * empties on wheels with breakdown * empties in good order, * empties in M&R and, if available, * Maersk Line empties provided containers required by Horizon customers and no additional mounting team is required. In 2011, the obligation will be reduced to * wheeled empties.
11.	APMT will address the IT process for responding to Horizon IT enhancements. APMT will provide meaningful answers including estimated costs and time frames for enhancements for items that Horizon has presented to APMT. This includes the list of items Horizon has recently provided to APMT.
12.	When Horizon enters the international trade, APMT will carry out on-boarding process with Horizon Lines which will go through step by step, item by item terminal and customer information flows. IT access as required for international trade and training will be provided during the on-boarding process.

13.	Resolution and Correction of Performance Standard Shortfalls
13.1.	If APMT is unable to reach or regularly maintain gate turn times/berth/crane and productivity performance standards thereby adversely affecting Horizon Lines, then both parties shall promptly meet to identify and resolve any issues. Horizon Lines shall advise in writing to APMT of the failure of performance if meeting(s) at a local level did not result in resolution of the issue(s).
13.2.	Despite the implementation of resolution procedures, if APMT is unable to maintain the performance standards as stated in 13.1 on a regular basis, through no fault of Horizon, then APMT, at its cost, will employ commercially reasonable measures to correct such performance shortfalls.

13.3.	If conditions are the fault of APMT and can’t be resolved by APMT and become permanent then Horizon will have the ability to terminate the contract for the terminal(s) impacted by these performance standard shortfalls. Horizon must provide 90 days written notice after the resolution steps above have been exhausted prior to terminating the contract.
14.	If Horizon makes major changes to their staff at the Elizabeth terminal in 2010, APMT in 2010 will reduce the square footage charge to reflect the new staff levels. This may mean Horizon having to move into a different office location on terminal.
15.	Bonuses — APMT will provide Horizon Lines bonuses totaling * for the contract period commencing January 1, 2010 through December 31, 2015. The cash payments will be as follows:

2010	*
2011	*
2012	*
2013	*
2014	*
2015	*
A credit in the amount of * of the annual bonus amount will be paid * . The first payment will be made on January 10, 2011. The bonus is based on Horizon services calling APMT’s exclusive terminals as defined in the Agreement and amended in this MOU.
16.	Rate Schedules and escalation — Rate Schedules Attached

1.	Berth/Crane Guarantees

Houston —	Berth:	Thursday 0700 to Friday 0600

	Cranes:	Crane Density * cranes Thursday 0700 to 1800, * cranes Thursday 1900 to Friday 0600

Crane density provided crane split/moves allows for * or * cranes and cutoff procedures adhered to.

	Productivity:	* moves per hour, average moves per hour per crane per vessel operation

Jacksonville —	Berth:	Tuesday and Friday 0700 to 1800

	Cranes:	* cranes provided crane split and move count allows for * cranes.

	Productivity:	* moves per hour, average moves per hour per crane per vessel operation.

Los Angeles —	Berth:	Thursday 0800 to Saturday 0500 and Sunday 0800 to Monday 0500

	Cranes	* cranes provided crane split and move count allows for * cranes Friday 0800 to Saturday 0500 and * crane Thursday 0800 to 1800.

From 2011, APMT will provide * cranes on Thursday day or * crane Thursday second shift if change in inbound volumes requires the additional crane.

	Productivity:	APMT commits to completing the vessels by Saturday 0500 and Monday 0500 respectfully provided that split/moves allows, cargo cut offs are defined and agreed to in updated working procedures manual and there were not any circumstances beyond the control of APMT which affected completion of vessel within the above proforma window.

It is not the intent to work vessel on 2nd or 3rd shift Thursday.

Both teams to work together making shift ganging decisions that will not compromise Horizon’s vessel stow and customer service requirements nor will they impact the ability to stevedore an efficient and cost effective operation.

This section based on current vessel capacities.

Tacoma —	Berth:	ALA 1 — Wednesday 0700 to Wednesday 2400

ALA 2 — Friday 0700 to Friday 2400

PEX — Sunday 0700 to Sunday 1800

	Cranes:	Sufficient cranes to complete vessel within pro-forma window.

	Productivity:	APMT commits to completing the vessels by Wednesday 2400 (2200 in winter months), and Friday 2400 (2200 in winter months) respectfully provided that split/moves allows for at least four crane split for 8 hours, cargo cut offs are defined and agreed to in updated working procedures manual and there were not any circumstances beyond the control of APMT which affected completion of vessel within the above proforma window.

APMT commits to completion of PEX vessels by Sunday 1800.

Both teams to work together making shift ganging decisions that will not compromise Horizon’s vessel stow and customer service requirements nor will they impact the ability to stevedore an efficient and cost effective operation.

This section based on the current vessel capacities.

Additional Agreement:

Tuesday 1800 to Wednesday 0700 — Berth/Crane(s) will be made available if operationally feasible.

Thursday 1800 to Friday 0700 — Berth/Crane(s) will be made available if operationally feasible.

APMT acknowledges that Horizon may have a summer service that may require a berth/crane(s) on Monday. APMT will review request for summer service annually on 60 day notice from Horizon and use best efforts to provide cranes and berth required.
For Jacksonville and Houston Production is measured as follows:
Productivity is based on from start of work to finish of work and APMT shall only be required to meet this guarantee based on actual hours of work that excludes heavy lifts, meal (and other planned) breaks and detentions beyond the control of APMT. Further vessel productivity targets bar any extra ordinary operating conditions such as extreme weather, strike or slow down beyond the control of the APMT.
2.	Gate Turn Times

Houston:	APMT to achieve an average gate turn time of * minutes for a single transaction and * minutes for a double transaction. APMT will also strive to achieve lower gate turn times of * minutes for a single transaction and * minutes for a double transaction.

Jacksonville:	APMT to achieve an average gate turn time of * minutes for a single transaction and * minutes for a double transaction. APMT will also strive to achieve lower gate turn times of * minutes for a single transaction and * minutes for a double transaction.

Los Angeles:	APMT to achieve an average gate turn time of * minutes for a single transaction and * minutes for a double transaction for both domestic and international cargo. APMT will also strive to achieve lower gate turn times of * minutes for a single transaction and * minutes for a double transaction.

APMT agrees to provide flex gates on Friday 1st and 2nd shifts.

APMT agrees that when Horizon is no longer sharing another carrier’s equipment which is a customer of APMT that Horizon will have separate empty pile. To clarify, this is based on Horizon having its own separate and distinct equipment pool.

APMT commits to work with Horizon Lines to take actionable steps to reduce gate turn times for Horizon which includes the International requirements.

Tacoma:	Until such time as APMT has another carrier on terminal, APMT to achieve an average gate turn time of * minutes for a single transaction and * minutes for a double transaction. When/if APMT has another carrier on terminal, APMT to achieve an average gate turn time of * minutes for a single transaction and * minutes for a double transaction. APMT will also strive to achieve lower gate turn times of * minutes for a single transaction and * minutes for a double transaction.
In all cases, turn time is measured from gate pedestal to out gate and does not include trouble transactions or Horizon not having sufficient good order equipment available.
3.	Gate Trouble Transactions — Both parties will cooperate to reduce the number and length of gate trouble transactions and to minimize any resultant cargo delays.

4.	Terminal Specific
Houston
1.	APMT agrees to establish gang hour rates based on 3 gangs provided Horizon agrees to pay for the clerk guarantees when three gangs are utilized less than 8 hours (i.e. one shift)
2.	APMT will assist Horizon Lines with any claims to the Port Authority for Port Authority crane breakdowns. If the Port Authority reimburses or provides a payment to APMT for Port crane downtime then APMT agrees to remit these funds to Horizon Lines.
3.	APMT agrees to increase freetime on rail containers that are under Horizon control provided that a list of containers is received one business day (24 hours) prior to container being received on terminal. Freetime on these containers will be provided up to a max of * calendar days.
Jacksonville
1.	APMT will assist Horizon Lines with any claims to the Port Authority for Port Authority crane breakdowns. If the Port Authority reimburses or provides a payment to APMT for Port crane downtime then APMT agrees to remit these funds to Horizon Lines.
Tacoma
1.	Horizon to utilize the pool of funds made available by the Port of Tacoma but will work with APMT to prioritize the funds to consider investments in the Terminal.

2.	Storm water management — APMT and Horizon will require further legal review.
3.	APMT would prefer to stop handling third party empty containers at our facility for carriers that do not have a terminal agreement with APMT. This way the empties would not be on terminal and Horizon would not receive any invoicing.

Or

If Horizon has written agreement from ML to change the container operator to Horizon then terminal system can be updated to reflect Horizon as operator and then empties will be included under Horizon’s agreement.

Los Angeles
1.	APMT agrees to pre-mount * empty reefers and shift them to the pre-trip pad by the close of business of the shift following vessel discharge. This provided Horizon Lines advises correct reefer types. If Horizon does not advise correct reefer types and additional pre-mounts are required, any additional costs will be for Horizon’s account. Note that this is in addition to the requirement to have * empty reefers positioned to the reefer pads daily.
2.	APMT agrees, if Horizon commences international trade, to have a separate area in yard for Horizon loads. APMT agrees to discharge * Horizon International containers to wheels.
Parties agree to discuss and implement the appropriate services required to support Horizon customer service level for TP1.
Other
1.	APMT and Horizon will work together to improve processes. Working procedures to be updated in each terminal within 60 days of signing of the Amendment.

Changes agreed to by Parties risk management groups (item 2 in term sheet)
CLAUSE 10. Replace (b), (g), and (h); Add (o), (p) and (q)
(b) Contractor shall be liable for damage to or loss of cargo attributed to Contractor’s proportionate share of negligence that is proven; however, Contractor’s liability to Carrier or any cargo interests (i.e. third party or parties) shall be limited to the limitation in the Vessel’s Bill of Lading (as defined in Section I hereof) and in any event shall not exceed the cost of such amount(s) paid by Carrier. The Carrier agrees that it shall insert a Clause into the Vessel’s Bill of Lading by which all defenses, exceptions, limitations of liability and other rights of Carrier, shall be extended to Contractor subject to applicable laws failing which Carrier shall indemnify Contractor for any and all amounts or liabilities imposed upon Contractor in excess of what Contractor would have been responsible for if said clause had not been inserted.
(g) Limitation of Liability: Carrier agrees to include Contractor as an express beneficiary of the limitation of liability provisions of all contracts of carriage (i.e. Vessel’s Bills of Lading) or contracts of affreightment, as evidenced by the Vessel’s Bill of Lading and/or passenger tickets, entered into by Carrier during the effective period of this Agreement and to extend to Contractor the coverage of the Carriage of Goods by Sea Act of the United States (“COGSA”) to the period of time prior to loading and subsequent to discharging while the cargo is in the custody of Carrier or its agents or other contractors, including Contractor. Regardless of any limitation of liability, even if no such limitation is specified in Carrier’s contracts of carriage (i.e. Vessel’s Bills of Lading), contracts of affreightment or otherwise, the maximum limitation amount for which Contractor shall be liable to Carrier or any third party shall not exceed the highest amount as calculated between (i) and (ii) below:
The Highest Of:
(i)	$1,000/package ( a “package” being defined as including a unitized load, group or assemblage and shall include a, skid, pallet, cradle or the like)

(ii)	The limitation under the Hague-Visby Rules as amended at Brussels December 21, 1979 (S.D.R. Protocol).
(o) Notwithstanding section (g) or any other language herein, Contractor reserves the right to reject any payment by Carrier to a third party (due to settlement, adjudication or otherwise) unless Carrier provides Contractor with prior notice of intent to make payment and receives pre-approval and consent from Contractor in writing. Contractor will use best efforts to respond to Carrier’s intent to make payment within 30days of receiving all relevant supporting claim documentation.

(p) In the event that the shipper shall declare the value of the goods in a particular instance, and such value shall be noted on the face of the bill of lading issued by Carrier to cover such goods, and shipper shall pay or promise to pay extra freight charges to induce Carrier to increase the limit of its liability to the declared amount, then, and in each such event, prior to the limit of Contractor’s liability being similarly increased, Carrier shall:...
(i)	Notify Contractor, in advance and in writing of Carrier’s intention to reimburse Contractor for the cost of obtaining increased insurance to cover the additional risk imposed upon Contractor in such case; or

(ii)	Indemnify Contractor against any liability in excess of Contractor’s maximum limitation amount as described in (g) above.
(q) Claims of less than $300 in the aggregate arising from any one incident shall be resolved, in the event brought by a third party, by the party against whom such claim is asserted. Carrier and Contractor agree that they shall not assert claims against one another for amounts less than $300 in the aggregate arising from any one incident.
(h) Contractor is relieved of all liability to Carrier for all claims for cargo loss, delay, damage or shortage of any nature or description unless a claim in writing has been made to Contractor, or suit is brought or an arbitration proceeding is initiated against Contractor, within one year after delivery of the goods or the date when the goods should have been delivered; or , if a claim has been timely made, but declined, suit or an arbitration proceeding is not brought within two years from the date of declination of the claim in whole or in part against Contractor. These time periods also include suits for indemnity by Carrier against Contractor for payments paid or faced, including subrogation claims, and no extension of time for suit by Carrier, its agents or assigns to any third party shall extend the time limitations set forth herein unless expressly agreed in writing by Contractor.